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                      August 10, 2023

       Rohan Mittal
       Chief Financial Officer
       Yatra Online, Inc.
       Gulf Adiba, Plot No. 272
       4th Floor, Udyog Vihar, Phase-II
       Sector-20, Gurugram - 122008
       Haryana , India

                                                        Re: Yatra Online, Inc.
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed August 1,
2022
                                                            File No. 001-37968

       Dear Rohan Mittal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation